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                                                                    EXHIBIT 10.2

                           EQUIFAX INC.EQUIFAX INC.
                       INCENTIVE COMPENSATION PLAN (ICP)

                                   I. PURPOSE

The Equifax Inc. Incentive Compensation Plan rewards eligible employees for their contribution toward the success of the Corporation. The purpose of the Plan is to encourage and reward the attainment of established annual individual and business goals.

                                II. DEFINITIONS

The following words and phrases used in the Plan shall have these meanings:

 . "Committee" means the Chairman of the Executive Committee, the Chief
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  Executive Officer, and the Corporate Vice President of Compensation and
  Benefits Administration of Equifax Inc. In addition, the Chief Financial Officer of the corporation shall serve as an ex officio member.

 . "Corporation" means the amalgam of all divisions and companies, domestic
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  and foreign, including equity accounting entities consolidated with Equifax
  Inc. for financial reporting purposes.

 . "Employee" means any salaried employee of the Corporation who qualifies for
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  participation in the Plan.

 . "EPS" - "Earnings Per Share" means the net income per share after taxes for
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  Equifax Inc. on a consolidated basis.  In the event extraordinary transactions occur during a plan year which impact EPS and the Management Compensation Committee of the Board of Directors of Equifax Inc. approves adjustments to EPS for the Executive Incentive Plan, similar adjustments will apply to this Plan.

 . "EVA"  "Economic Value Added"  means the net income after taxes less the
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  charge for employed capital.

 . "Equifax Inc."  Means the corporate entity.
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 . "Incentive Year"  means the 12 month period from January 1 through December
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  31, coinciding with the calendar year and the fiscal year of Equifax Inc.

 . "Plan"  means the Equifax Inc. Incentive Compensation Plan.
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 . "Salary"  means the base salary earnings of each participant for the
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  calendar year or that portion of the calendar year for which the participant is eligible.

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                              III. ADMINISTRATION

The Plan shall be administered by the Corporate Compensation Department, consistent with guidelines established by the Committee from time to time. The Plan shall be construed and administered in accordance with the laws of the State of Georgia.

                       IV. ELIGIBILITY FOR PARTICIPATION

Employees eligible to participate in the ICP are those salaried employees that do not participate in any other incentive plan.

Participants (salary levels 65 - 75 and the Executive levels) must be in the Plan for at least 3 months to be eligible for incentive at the end of the Incentive Year. Salary levels 64 - 55 must have completed 3 years of service prior to the end of the Incentive Year.

Eligibility is also extended to employees in this group at the beginning of the Incentive Year but who were changed to another non-eligible status and continued employment in the latter status through the Incentive Year, or those entering the eligible group during the year. In either event, their incentive will be calculated only on Salary for that portion of the year they were eligible.

Participant who leave the company following three months of participation for military service during the incentive period; who, with the consent of the corporation, retire after reaching age 55 during the incentive period; who die or who are forced to leave because of disability or job elimination during the incentive period; are also eligible for participation. If a participant terminates employment during the plan period for any other reason, no award is payable under the plan.

A participant in one of these situations receives a prorated portion of his or her incentive award at target levels at the end of the incentive period in which the termination occurs. The prorated award is paid within 60 days of termination. If a participant's employment terminates between the end of a performance period and the award payment date for that period for any reason other than an immediately dismissable offense, the full award earned for the period will be paid.

If a participant's employment is terminated during this period for any immediately dismissable offense, no award will be paid, unless otherwise required by law.

If a participant terminates employment prior to the delivery of any incentive payment earned to accept employment with an Equifax competitor, or to independently compete with Equifax, no award will be paid.

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                           V. DETERMINATION OF AWARDS

For each fiscal year the Committee will establish minimum EPS/EVA goal for the Corporation for Plan purposes. If the Corporation fails to meet the minimum EPS/EVA for the year, then the Committee may in its sole discretion authorize incentive payments to any, all, or none of the participants in the Plan based on such considerations as the Committee deems appropriate.

If the Corporation does meet the minimum EPS/EVA for the year, incentive awards will be determined on the basis of actual performance during the Incentive Year as compared with established goals, as described below, and as indicated on the attachment to this Plan.

   - The Committee shall establish the target level of Corporate EPS/EVA, as well as the corporate EPS/EVA level necessary for the maximum incentive award, for each participant.

   - The target level of business unit goals applicable to participate shall be based on the annual business plan and other relevant data.

   - Individual performance goals will be established by the appropriate management authority for each participant.

   - The committee will approve the relative weighting of the above-mentioned goals for each participant.

   - A target incentive award and a maximum incentive award shall be established for each participant, expressed in terms of a percentage of that participant's salary for the Incentive Year.

Individual incentive awards will be deemed earned based upon the degree to which all established goals are attained for the Incentive Year. Interpolation will be used between designated award levels for the Plan Year. In the event a participant is rated "below full attainment" on his individual performance goals, no incentive payment is awarded except a the discretion of the appropriate management authority.

Eligible employees transferred into or out of organizational entities covered by this Plan will be paid incentive for the month in the specific unit. Those employees eligible for participation for a portion of the year will receive an award applicable only to the Salary for that portion of the year eligible under this Plan.

Eligible earnings include base salary only. Transfer reimbursements, relocation pay, station allowance, severance, and payments made as vacation pay in lieu of time off to retirees and those leaving the company for military service or health

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disability are excluded from the incentive calculation. Salary received while on
Salary Continuance is considered eligible for incentive pay calculations.

                             VI. PAYMENT OF AWARDS

Awards will normally be paid to eligible participants as soon as possible following the close of the Plan Year.

                                VII. LIMITATIONS

The Committee is the final authority for administration and interpretation of this Plan and each determination by the Committee shall be binding and conclusive for all purposes.

No individual (or an individual's personal representative) who, during the course of an Incentive Year, leaves active employment with the Corporation for any reason other than retirement, military service, death, disability, or job elimination shall presume any claim or right to be granted an award under this Plan for any part of that year.

If at any time prior to the payment of an incentive award for a plan year the Committee determines that a participant has committed an act of fraud or dishonesty with respect to the Corporation, such participant shall forfeit any incentive award to which he otherwise may have been entitled.

                             VIII. TERM OF THE PLAN

The Plan shall continue from year to year at the discretion of the committee. In keeping with its purposes, the Committee will review the Plan annually and will consider any modification which are consistent with the objectives of the Plan and the financial condition of the Corporation.

                               IX. EFFECTIVE DATE

This Plan, as amended and restated, shall become effective for the 1996 plan year.

                                 X. AMENDMENTS

The Committee may amend, suspend or terminate this Plan at any time.

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